NEWS RELEASE

For: IMMEDIATE RELEASE

Contact: CHARLES S. HOWARD, PRESIDENT & CEO or DAVID A. MEINERT, EVP & CFO

Date: JANUARY 20, 2006

MidWestOne Financial Group

Reports Increased Earnings for Fourth Quarter and Year 2005

Oskaloosa, Iowa -- MidWestOne Financial Group, Inc. announced today that the Company earned $6,088,000, or $1.63 per share basic, for the year 2005. This compares with $1.54 earnings per share basic and net income of $5,829,000 for 2004. Diluted earnings per share were $1.59 for 2005 compared with $1.50 for the year 2004. Net income for the year 2005 increased $259,000, or 4.4 percent, compared with 2004 while basic earnings per share increased 5.8 percent. The increase in net income for the year 2005 was primarily due to greater net interest income and a reduction in the provision for loan losses that was offset, in part, by increased operating expense.

The Company reported net income of $1,646,000 for the fourth quarter of 2005 compared to $1,233,000 earned in the fourth quarter of 2004, an increase of 33.5 percent. Earnings per share for the fourth quarter of 2005 were $.45 basic ($.43 diluted) compared to $.33 basic ($.32 diluted) for the fourth quarter of 2004. Much of the increase for the fourth quarter of 2005 was due to increased interest income on loans and greater interest and discount income from the loan pool participations. Increased interest expense on deposits offset, in part, the increased interest income. The result was an increase in net interest income.

Return on average assets for the Company was .93 percent for the year ended December 31, 2005, compared with .92 percent in 2004. Fourth quarter 2005 return on average assets was .97 percent, compared with .77 percent last year. The return on average shareholders' equity for the year 2005 increased to 10.49 percent from 10.23 percent for 2004. Return on average equity for the fourth quarter increased to 11.24 percent in 2005, versus 8.61 percent in 2004. Cash dividends paid to shareholders in 2005 remained consistent with the amount distributed in 2004 at $.17 per share per quarter, or $.68 per share annually.

Total assets of the Company were $676,332,000 as of December 31, 2005, an increase of $25,768,000, or 4.0 percent, from year-end 2004. Total deposits increased $30,143,000, or 6.3 percent, to a December 31, 2005 total of $505,245,000. Deposit growth was noted in three of the Company's banking subsidiaries, with most of the growth occurring in time certificates of deposit. The Company's total loans (excluding loan pool participations) increased $34,583,000, or 8.7 percent, to $433,437,000 as of December 31, 2005. Total loans as a percentage of deposits were 85.79 percent as of December 31, 2005, compared with 83.95 percent as of December 31, 2004. Much of the 2005 loan growth has continued to come from the Waterloo, Iowa area in commercial and real estate loans.

The Company's net interest income for the year 2005 was $652,000, or 2.7 percent, greater in comparison to the year ended December 31, 2004. The Company's net interest income for the fourth quarter of 2005 was $451,000, or 7.8 percent greater than what was earned for the fourth quarter of 2004. Interest income on loans increased $1,037,000, or 17.0 percent, in the fourth quarter of 2005 compared with the same period in 2004 due to greater loan volume and higher market interest rates. Interest income and discount on loan pool participations increased $515,000, or 23.3 percent, for the fourth quarter of 2005 compared to the same period of 2004 as a result of increased collections and the sale of some loans. For the year ended December 31, 2005, interest income on loans increased $2,633,000, or 11.0 percent, compared with the year ended December 31, 2004. Interest income and discount on loan pool participations increased $827,000, or 8.8 percent, in the twelve months ended December 31, 2005 compared with the same period in 2004. Interest expense on deposits and borrowed funds increased $981,000 in the fourth quarter of 2005 and $2,056,000 for the year ended December 31, 2005 in comparison to the same periods of 2004 as a result of growth in deposits and higher market interest rates. The Company's net interest margin for the year 2005 was 4.11 percent compared with 4.13 percent in 2004. Net interest margin was 4.03 percent for the fourth quarter of 2005 compared to 3.93 percent for the three months ended December 31, 2004.

Loan pool participations totaled $103,570,000 as of December 31, 2005 compared with $105,502,000 as of December 31, 2004. The Company successfully bid on loan pool participations with a purchase cost of $51,058,000 in 2005, with purchases in the fourth quarter totaling $28,821,000. The yield on loan pool participations was 10.14 percent for 2005 compared with 10.50 percent in 2004. The fourth quarter yield on loan pool participations for 2005 was 10.06 percent compared to 9.48 percent in the fourth quarter of 2004.

Non-performing loans as of December 31, 2005, increased to $3,352,000 compared with $2,915,000 as of December 31, 2004. As of December 31, 2005, non-performing loans were .77 percent of total loans, compared with .73 percent of total loans as of December 31, 2004. Other real estate owned totaled $2,473,000 as of December 31, 2005 compared with $141,000 as of December 31, 2004. Total non-performing assets were $5,825,000, or 1.34 percent of year-end loans outstanding, compared with $3,056,000, or .77 percent of total loans, as of year-end 2004. The increase in other real estate owned is mainly attributable to a convenience store/truck stop facility the Company foreclosed on in the third quarter of 2005. Negotiations to sell the facility are proceeding. Management anticipates that the situation will be resolved in the first quarter of 2006 with no loss to the Company.

During the year ended December 31, 2005, the Company's provision for loan loss totaled $468,000, compared with $858,000 in 2004. As of December 31, 2005, the Company's allowance for loan losses was $5,011,000, which was 1.16 percent of total loans. This compares to the allowance for loan losses of $4,745,000, or 1.19 percent of total loans, as of December 31, 2004. During the year 2005, the Company's net charge-offs totaled $202,000, compared with $970,000 in 2004. Fourth quarter net charge-offs totaled $38,000 in 2005, compared with $285,000 in 2004. Subsequent to December 31, 2005, the Company received the proceeds from the recovery of a 2001 agricultural loan charge-off totaling $900,000. This amount will be added to the Company's allowance for loan losses in 2006 as a recovery.

Other income increased $152,000 for the year 2005 and $108,000 during the fourth quarter of 2005 compared to 2004, with much of the addition attributable to higher service charge income, increased brokerage fee income and revenue from the insurance agency activity. Other expense increased $902,000 for the year 2005 in comparison to 2004, and increased $42,000 in the fourth quarter of 2005 compared with the last quarter of 2004. Increases in operating expense were associated with the full year's operation of the Company's investment brokerage subsidiary and the addition of the insurance subsidiary in the fourth quarter of 2005.

The Company's board of directors approved a stock repurchase program on April 29, 2005 that allowed management to repurchase up to $2,000,000 of the outstanding shares through October 31, 2005. As a result of this authorization, management repurchased 80,000 shares on the open market totaling $1,502,000 through September 30, 2005. No additional repurchases were made subject to the April 29, 2005 authorization. On October 20, 2005, the Company's board of directors approved another stock repurchase authority to allow management to repurchase up to $2,000,000 of the outstanding shares on the open market through April 30, 2006. As a result of this authorization, management repurchased 33,000 shares on the open market totaling $604,000 through December 31, 2005. A total of 73,405 shares were issued during the year 2005 as the result of the exercise of stock options previously granted to directors, officers and employees.

The Company announced on August 26, 2005, that it planned to open a retail banking location in Davenport/Bettendorf, Iowa, area of the Quad Cities. An established Quad Cities' banker has been hired to serve as the Market President with additional experienced individuals hired to complete the staff. A temporary facility has been located in downtown Davenport and the necessary regulatory approvals have been obtained. It is anticipated that the new branch office will open the week of January 23rd. Plans for a permanent location continue to be developed.

On September 1, 2005, the Company completed the acquisition of Cook & Son Agency, Inc., a property-casualty insurance agency located in Pella, Iowa. Consideration for this acquisition was mainly cash, but did include the issuance of 4,993 shares of the Company's treasury stock as part of the purchase price. The Company's results for 2005 include the insurance agency since the acquisition date; however, the impact on the financial statements was not significant.

Early in 2005, the Company announced that it planned to consolidate its four bank subsidiaries into one charter known as MidWestOne Bank. Management believes that this offers added convenience and benefits to the banks' customers as well as improving operating efficiencies in the long-term for the Company. MidWestOne Bank & Trust, Central Valley Bank, Pella State Bank and MidWestOne Bank were merged effective January 1, 2006 to become MidWestOne Bank with headquarters in Oskaloosa. All existing branch office locations were retained in the consolidation.

John P. Pothoven was appointed President of MidWestOne Bank. Mr. Pothoven has served as President of MidWestOne Bank & Trust since 1984. Two of the former subsidiary bank presidents, Thomas Campbell and Jerry Krause, were appointed to the position of Regional Presidents for MidWestOne Bank. The current members of the MidWestOne Financial Group board of directors were appointed to the MidWestOne Bank board. Additional directors appointed to the bank board were Dr. Donal Hill, Robert Wersen, and Scott Zaiser. These three individuals had previously served on separate boards of the Company's subsidiary banks.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Oskaloosa, Iowa. The Company's financial institution subsidiary is MidWestOne Bank in Oskaloosa, with offices in Belle Plaine, Burlington, Davenport, Fairfield, Fort Madison, Hudson, North English, Ottumwa, Pella, Sigourney, Wapello, and Waterloo, Iowa. The Company's non-bank subsidiaries are MidWestOne Investment Services, Inc. in Oskaloosa and Pella, and a property-casualty insurance agency, Cook & Son Agency, Inc., located in Pella, Iowa. MidWestOne Financial Group common stock is traded on the Nasdaq National Market System under the symbol "OSKY". The Company's web site can be found at www.midwestonefinancial.com.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause the actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

MIDWESTONE FINANCIAL GROUP
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY

(unaudited)	QUARTER ENDED		TWELVE MONTHS ENDED
(in thousands, except share & per share data)	DECEMBER 31,		DECEMBER 31,
	2005	2004	2005	2004
Summary of Operations:
Statement of Income:
Interest income (excluding loan pool participations)	$ 7,906	$ 6,989	$ 29,858	$ 27,977
Interest income and discount on loan pool participations	2,724	2,209	10,222	9,395
Total interest income	10,630	9,198	40,080	37,372
Total interest expense	4,378	3,397	15,426	13,370
Net interest income	6,252	5,801	24,654	24,002
Provision for loan losses	93	170	468	858
Other income	1,187	1,079	4,428	4,276
Other expense	4,869	4,827	19,415	18,513
Income before tax	2,477	1,883	9,199	8,907
Income tax expense	831	650	3,111	3,078
Net income	$ 1,646	$ 1,233	$ 6,088	$ 5,829

Per Share Data:
Net income - basic	$0.45	$0.33	$1.63	$1.54
Net income - diluted	$0.43	$0.32	$1.59	$1.50
Dividends declared	$0.17	$0.17	$0.68	$0.68
Weighted average shares outstanding	3,713,067	3,748,015	3,744,810	3,778,101
Weighted average diluted shares outstanding	3,776,727	3,840,805	3,823,224	3,879,478

Performance Ratios:
Return on average assets	0.97%	0.77%	0.93%	0.92%
Return on average equity	11.24%	8.61%	10.49%	10.23%
Net interest margin (FTE)	4.03%	3.93%	4.11%	4.13%
Net loan charge-offs/average loans	0.04%	0.29%	0.05%	0.25%

			DECEMBER 31,
			2005	2004
Selected Balance Sheet Data - At Period End:
Balances:
Total assets			$ 676,332	$ 650,564
Loans, net of unearned income			433,437	398,854
Allowance for loan losses			5,011	4,745
Loan pool participations			103,570	105,502
Total deposits			505,245	475,102
Total shareholders' equity			58,386	56,930

Per Share Data:
Book value			$15.77	$15.18
Tangible book value			$11.81	$11.32
Common shares outstanding			3,701,387	3,751,386

Financial Ratios:
Total shareholders' equity/total assets			8.63%	8.75%
Total loans/total deposits			85.79%	83.95%
Nonperforming loans/total loans			0.77%	0.73%
Allowance for loan losses/total loans			1.16%	1.19%
Allowance for loan losses/nonperforming loans			149.47%	162.81%